Exhibit 99.1

NEWS
Contacts:

Analysts/Investors: Brian J. Radecki - Chief Financial Officer (301) 664-9132 bradecki@costar.com Media: Timothy J. Trainor - Communications Director (301) 280-7695 ttrainor@costar.com

CoStar Group, Inc. Announces First Quarter 2008 Results

Record Number of New Subscribing Firms Added During Quarter;
Net Income Increases 178% Year Over Year, Company Raises Earnings Outlook for 2008

BETHESDA, MD — April 23, 2008 - CoStar Group, Inc. (Nasdaq: CSGP), the number one provider of information services to the commercial real estate industry, today announced that net income for the quarter ended March 31, 2008 increased 178% to $5.0 million, or $0.26 per diluted share, compared to $1.8 million, or $0.09 per diluted share for the quarter ended March 31, 2007.  EBITDA (earnings before interest, taxes, deprecation and amortization) for the first quarter of 2008 was $11.5 million, an increase of 128% compared to EBITDA of $5.0 million for the first quarter of 2007.  Revenues for the first quarter of 2008 were $52.3 million, a 16.6% increase over first quarter 2007 revenues of $44.8 million.

Year 2007-2008 Quarterly Results
(in millions, except per share data)
	2007				2008
	Q1	Q2	Q3	Q4	Q1

Revenues	$44.8	$47.8	$49.3	$50.8	$52.3
EBITDA	5.0	4.2	8.0	16.8	11.5
Net income	1.8	1.2	3.3	9.7	5.0
Net income per share - diluted	0.09	0.06	0.17	0.50	0.26
Weighted average outstanding shares - diluted	19.2	19.3	19.5	19.5	19.4

“We are very pleased to report another quarter of robust earnings at CoStar resulting from the organization's continued focus on adding and renewing subscribers, growing earnings and effectively managing our cost structure as we work towards achieving both a 30% EBITDA margin in our U.S. operations and break-even in our international operations by 2008 year-end,” said President and CEO Andrew C. Florance. “Based on our strong first quarter performance, the outlook for our long-term revenue growth and profitability remains bullish.”

Demand for CoStar’s subscription-based products remained strong in the first quarter as the company signed 591 new subscribing firms, the highest number to subscribe in a single quarter, which contributed to the addition of 2,071 net new paying subscribers to the company’s expanded service platform. In addition, the customer renewal rate for CoStar’s subscription-based products remained strong at 90%. The high renewal rate and surge in new subscribers contributed to the increase in revenues for the quarter.

The company also confirmed the May 2008 release of CoStar Showcase®, a new online marketing service dedicated to helping commercial real estate professionals maximize the value of listing their properties online by presenting their listings before a large audience of prospective tenants and buyers.

CoStar’s first quarter 2008 results included non-cash charges for equity compensation of $1.2 million, primarily included in general and administrative costs, selling and marketing expenses and cost of revenues.

As of March 31, 2008, the company had $193.1 million in cash, cash equivalents, short-term and long-term investments. Also, as of March 31, 2008, the company had no long-term debt.

2008 Outlook

“CoStar continues to anticipate earnings growth from U.S. operations through 2008 as a result of consistent core revenue growth over a relatively fixed-cost base,” said CoStar Group Chief Financial Officer Brian J. Radecki. “Based on strong first quarter results and our ability to execute our plan, we are raising the outlook for net income for the full year 2008 to approximately $1.05 to $1.10 per diluted share. We also continue to anticipate 2008 overall revenue growth in the range of 14% to 16% over 2007,” added Radecki.

“For the second quarter of 2008, we continue to anticipate a sequential quarterly increase in revenue of 2.0% to 4.0% and fully diluted net income per share of approximately $0.24 to $0.26, which includes seasonally high selling and marketing expenses associated with the ICSC trade show and the pending release of CoStar Showcase,” Radecki said.

In addition, during the second quarter 2008, the company expects a charge of approximately $300,000 resulting from the termination of a lease and write-off of certain leasehold improvements that will save the company approximately $1.2 million over the remaining two-year term of the lease as it consolidates excess office space in Maryland.

Management will conduct a conference call to discuss earnings results for the quarter ended March 31, 2008, and the financial outlook for the second quarter of 2008 at 11:00 a.m. EDT on Thursday, April 24, 2008.  The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/corporate/investor/. To join the conference call by telephone, please call

(888) 688-0419 from within the United States and Canada, or (706) 634-0964 from outside the United States and Canada. A replay of the conference call will be available two hours after the live call concludes through midnight on May 8, 2008. The replay telephone number is (800) 642-1687 within the United States and Canada or (706) 645-9291 outside the United States and Canada. Refer to Conference ID 41904827. The replay will also be available over the Internet at http://www.costar.com/corporate/investor/ for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2008	2007

Revenues	$52,264	$44,831
Cost of revenues	19,721	17,826
Gross margin	32,543	27,005

Operating expenses:
Selling and marketing	10,873	13,166
Software development	3,414	3,070
General and administrative	9,805	8,063
Purchase amortization	1,221	1,270
	25,313	25,569

Income from operations	7,230	1,436
Interest and other income, net	1,938	1,862
Income before income taxes	9,168	3,298
Income tax expense, net	4,126	1,484
Net income	$5,042	$1,814

Net income per share - basic	$0.26	$0.10
Net income per share - diluted	$0.26	$0.09

Weighted average outstanding shares - basic	19,217	18,896
Weighted average outstanding shares - diluted	19,369	19,207

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$5,042	$1,814
Purchase amortization in cost of revenues	583	325
Purchase amortization in operating expenses	1,221	1,270
Depreciation and other amortization	2,478	2,015
Interest income, net	(1,938)	(1,862)
Income tax expense, net	4,126	1,484
EBITDA	$11,512	$5,046

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months
	Ended March 31,
	2008	2007
Revenues
United States	$46,403	$40,181
International	5,861	4,650
Total Revenues	$52,264	$44,831

EBITDA
United States	$12,570	$5,850
International*	(1,058)	(804)
Total EBITDA	$11,512	$5,046

* International EBITDA includes a corporate allocation of approximately $325,000 and $775,000 for the three months ended March 31, 2008 and 2007, respectively.

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94,706	$57,785
Short-term investments	66,855	129,641
Accounts receivable, net	11,708	10,875
Deferred income taxes	2,097	2,716
Prepaid and other current assets	3,371	4,661
Total current assets	178,737	205,678

Long-term investments	31,532	-
Deferred income taxes	3,335	2,233
Property and equipment, net	22,714	24,045
Intangible and other assets, net	85,711	87,565
Deposits and other assets	1,485	2,322
Total assets	$323,514	$321,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$24,834	$27,863
Deferred revenue	10,723	10,374
Total current liabilities	35,557	38,237

Deferred income taxes	1,089	1,801

Stockholders' equity	286,868	281,805
Total liabilities and stockholders' equity	$323,514	$321,843

Reconciliation of Non-GAAP Financial Measures with 2007-2008 Quarterly Results
(in millions)
	2007				2008
	Q1	Q2	Q3	Q4	Q1

Net income	$1.8	$1.2	$3.3	$9.7	$5.0
Purchase amortization	1.6	1.8	1.8	2.0	1.8
Depreciation and other amortization	2.0	2.1	2.3	2.5	2.5
Interest income, net	(1.9)	(1.9)	(2.1)	(2.2)	(1.9)
Income tax expense, net	1.5	1.0	2.7	4.8	4.1
EBITDA	$5.0	$4.2	$8.0	$16.8	$11.5

About CoStar Group, Inc.

CoStar Group, Inc. (Nasdaq: CSGP) is the number one provider of information services to commercial real estate professionals in the United States as well as the United Kingdom.  CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France.  Headquartered in Bethesda, MD, the company has approximately 1,300 employees, including the largest professional research organization in the industry. For more information, visit http://www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2007 under the heading “Risk Factors.”  In addition to these statements, there can be no assurance that CoStar will achieve both a 30% EBITDA margin in its U.S. operations and break-even in its international operations by 2008 year-end; that CoStar’s long-term revenue growth and profitability will remain bullish; that the company will release CoStar Showcase in May 2008 or that CoStar Showcase will help commercial real estate professionals maximize the value of listing their properties online by presenting their listings before a large audience of prospective tenants and buyers; that earnings will continue to grow through 2008 from U.S. operations as a result of consistent core revenue growth over a relatively fixed cost base; that net income for the full year 2008 will be as stated in this press release; that overall revenue growth for 2008 will be as stated in this press release; that sequential quarterly revenue growth rates for the second quarter of 2008 will be as stated in this press release; that second quarter 2008 fully diluted net income per share will be as stated in this press release; that the second quarter 2008 charge from termination of a lease and write-off of certain leasehold improvements will be as stated in this press release; and that the company will save approximately $1.2 million over the remaining two-year term of the lease.  All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.